Exhibit 10.1
Harmonic Inc.
2590 Orchard Parkway
San Jose, CA 95131

March 24, 2022

Scopia Capital Management LP
152 West 57th St., 33rd Floor
New York, NY 10019
Attention: Jerome Lande

    Re:    Cooperation Agreement
Ladies and Gentlemen:
This letter confirms our agreement to amend certain rights and obligations of Harmonic Inc. (the “Company”) and Scopia Capital Management LP (“Scopia”) pursuant to the Cooperation Agreement, dated as of April 9, 2021 (the “Agreement”), by and between the Company and Scopia. Capitalized terms used in this letter that are not otherwise defined have the meanings assigned to them in the Agreement.
The Company and Scopia agree that the Agreement will be deemed to be amended so that Scopia will have the right, at any time prior to the day (such day, the “2023 Deadline”) that is the earlier of (a) 15 business days prior to the deadline for the submission of stockholder nominations of directors pursuant to the bylaws of the Company for the Company’s 2023 annual meeting of stockholders and (b) the day that is 75 days prior to the first anniversary of the Company’s 2022 annual meeting of stockholders, to request in writing that the Board and each appropriate committee and subcommittee of the Board take all necessary actions to appoint the Scopia Director to the Board. All terms in the Agreement applicable to the Scopia Director (including in respect of the conditions to the Scopia Director joining the Board and Scopia’s obligations to cause the Scopia Director to take certain actions) will continue to be applicable during this period mutatis mutandis.
The Company and Scopia further agree that the Standstill Period will be deemed to be amended to continue until the later of (a) the first day that the Scopia Director is no longer serving as a director of the Company and Scopia has provided written notice that it will not designate a replacement for such vacancy (if permitted to so replace pursuant to the Agreement) and (b) the 2023 Deadline.
For the avoidance of doubt, the Company and Scopia agree that the Company has fully complied with its obligations under the Agreement with respect to the New Independent Director. Accordingly, any rights of Scopia under the Agreement with respect to the New Independent Director (including any rights to designate a replacement for the New Independent Director) will be terminated as of the date of this letter.
The Company agrees that, subject to the fiduciary duties of the Board, Dan Whalen will appear on the Board’s slate of director nominees standing for election at the Company’s 2022 annual meeting of stockholders.
The Company and Scopia will cooperate with respect to any Current Report on Form 8-K or amendment to Schedule 13D required by this letter in the same manner provided in the Agreement. Section 6 of the Agreement will be deemed to be amended to appropriately reflect such Form 8-K or amendment.
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The Company and Scopia will each be responsible for their own fees and expenses incurred in connection with this letter.
Except as expressly amended or superseded by this letter, the Agreement remains in full force and effect. Upon the execution of this letter by the Company and Scopia, the Agreement will be deemed to be amended and supplemented as set forth in this letter. This letter and the Agreement will each be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action previously taken under the Agreement. If and to the extent that there are any inconsistencies between the Agreement and this letter with respect to the matters in this letter, the terms of this letter will control.
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Very truly yours,

HARMONIC INC.

By:	/s/ Patrick J. Harshman
Name: Patrick J. Harshman
Title: President and Chief Executive Officer

AGREED AND ACCEPTED
as of the date written above:

SCOPIA CAPITAL MANAGEMENT LP

By:	/s/ Jerome Lande
Name: Jerome Lande
Title: Partner

[Signature Page to Letter Agreement]
4866-8863-6435.3 - 3/18/2022 2:59:42 PM